Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

(Mutual Disclosure)

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into as of September 23, 2015 (the “Effective Date”) by and between ZS Pharma, Inc., with principal offices located at 508 Wrangler Drive, Suite 100, Coppell, TX 75019 (“ZS Pharma”) and AstraZeneca Pharmaceuticals LP with principal offices located at 1800 Concord Pike, Wilmington, DE 19850 (“Counterparty”). Each of ZS Pharma and Counterparty is hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, ZS Pharma possesses certain proprietary technical, economic and/or business information relating to its compound, coded by ZS Pharma as ZS-9, as a drug candidate for hyperkalemia (collectively, the “ZS Pharma Program”); and

WHEREAS, the Parties wish to explore and evaluate a potential transaction relating to the ZS Pharma Program or another negotiated transaction between the Parties (the “Purpose”) and in order to do so, each of the Parties is willing to disclose to the other certain information which it deems confidential and proprietary in nature. Any Party receiving Confidential Information pursuant to this Agreement may be referred to herein as the “Receiving Party” and any Party disclosing Confidential Information (as defined hereinafter) pursuant to this Agreement may be referred to herein as “Disclosing Party”.

1.	DEFINITIONS

“Affiliate” means any individual or company, whether a corporation or other business entity, that is controlling, controlled by or under common control with such Party. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.

“Confidential Information” means (a) any and all, customer, product, business plans, commercial, financial, technical, manufacturing, regulatory and purchasing information, specifications, know-how, pre-clinical or clinical data, test results, and other information, in any form or medium, concerning a Party, its Affiliates and/or the ZS Pharma Program (whether prepared by or on behalf of each Party, its Affiliates or their Representative (as defined below), and regardless of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to a Party or other Party’s Representatives (as defined below) by or on behalf of the Party) and (b) all notes, analyses, studies, interpretations, compilations, memoranda and other documents or reports prepared by a Party or the Party’s Representatives to the extent they contain, reflect or are based upon, in whole or in part, the information furnished to the other Party or other Party’s Representatives pursuant hereto. For the sake of clarification, any Confidential Information disclosed to, furnished to, or prepared by, the Receiving Party prior to the Effective Date shall be deemed to have been disclosed, furnished or prepared hereunder and shall be subject to the terms of this Agreement.

“Representatives” mean officers, directors, employees, agents, advisors and consultants of each Party and its Affiliates, but, for the avoidance of doubt, not any financing sources except to the extent such financing sources have been identified by Counterparty and approved in advance in writing by ZS Pharma.

2.	CONFIDENTIALITY

In accordance with the terms and conditions of this Agreement, the Parties hereby agree to hold in strict confidence and not disclose or transfer, directly or indirectly, Confidential Information of the other Party to any third party without the express written permission of the Disclosing Party. In addition neither Party will disclose to any third party the fact that the Confidential Information has been provided to the other Party or that discussions are taking place between the Parties. Notwithstanding the foregoing or Section 3, the Receiving Party shall not be prevented from disclosing or using Confidential Information or the terms and conditions of this Agreement, if such Confidential Information or such other information:

(i)	is approved in writing by the Disclosing Party for release or use by the Receiving Party without restriction, but only from the time such Confidential Information is approved for release and thereafter;

(ii)	is available to the public at the time of disclosure to the Receiving Party or becomes part of the public domain through no wrongful act of the Receiving Party in violation of this Agreement, but only from the time such Confidential Information becomes available to the public or otherwise part of the public domain and thereafter;

(iii)	is in the Receiving Party’s possession at the time of disclosure, as the Receiving Party can by competent proof demonstrate, other than as a result of any prior confidential disclosure by Disclosing Party;

(iv)	was disclosed to the Receiving Party by a third party who, to the knowledge of the Receiving Party, had no duty of confidentiality to the Disclosing Party with respect to such Confidential Information and had the legal right to disclose such Confidential Information, but only from the time such Confidential Information was so rightfully disclosed and thereafter; or

(v)	is independently developed, as the Receiving Party can by competent proof demonstrate, by persons in its employ or consultants without use of or reference to the Confidential Information received hereunder, but only from the time such Confidential Information was independently developed and thereafter.

Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information (or the other information required pursuant to this Section 2 not to be disclosed) (i) to its Representatives in accordance with Section 4 and (ii) to the extent required to be disclosed by law, regulation, any stock exchange or listing authority, government agency, court order, valid discovery request in connection with a legal proceeding or other legal process, provided that the Receiving Party provides the Disclosing Party as promptly as possible with prior written notice of any such disclosure (unless such notice is prohibited by such law) so that application for an appropriate protective order can be made. The Receiving Party will fully cooperate (at the Disclosing Party’s expense) in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. The Receiving Party shall disclose only that portion of the Confidential Information (or such other information) that it is legally required to disclose.

3.	NON-USE

Each Party agrees not to use any Confidential Information disclosed to it by the other Party for any purpose other than the Purpose. Neither Party shall reverse engineer, disassemble or decompile any compounds, prototypes, software or other tangible objects which embody the other Party’s Confidential Information and which are provided to the other Party hereunder.

4.	MAINTENANCE OF CONFIDENTIALITY

Each Party agrees that it shall take commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information disclosed to it by the other Party. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own confidential information, of a similar nature. Each Party (i) agrees to only disclose Confidential Information of the other Party to its Representatives who are required to have the information in order to evaluate or engage in discussions concerning the Purpose and (ii) shall be responsible and jointly and severally liable for any breach of the undertakings in this Agreement by it or its Representative or Affiliates (to the extent such undertakings are by their terms applicable to Representatives or Affiliates, respectively). Each Party shall reproduce the other Party’s proprietary rights notices on any copies of the Confidential Information, in the same manner in which such notices were set forth in or on the original.

Nothing in this Agreement obligates either Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege. However, to the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing, whether inadvertent or intentional, of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by either Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

5.	NO OBLIGATION

Nothing herein shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the business opportunity at any time and for any reason, including no reason at all.

6.	NO ADDITIONAL WARRANTY

ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” EACH PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE (EXCEPT AS OTHERWISE PROVIDED IN A DEFINITIVE AGREEMENT), EXCEPT THAT EACH PARTY REPRESENTS THAT IT POSSESSES THE RIGHT TO DISCLOSE THE CONFIDENTIAL INFORMATION PROVIDED TO THE OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT.

7.	RETURN OR DESTRUCTION OF MATERIALS

All documents and other tangible objects containing or representing Confidential Information that have been disclosed by either Party to the other Party, and all copies thereof that are in the possession of or created by the other Party, shall be and remain the property of the Disclosing Party. Upon the Disclosing Party’s request, the Receiving Party shall (at its election) either promptly deliver to the Disclosing Party or certify in writing the destruction or erasure of all Confidential Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in its possession or in the possession of any Representative of the Receiving Party; provided, however, that the Receiving Party and its Representatives may retain as many copies of such Confidential Information as required by applicable law or rules of professional conduct for its or their archival files solely for the purpose of monitoring compliance with applicable confidentiality obligations pursuant to this Agreement and for the purpose of complying with applicable law and subject to any copies remaining on the Receiving Party’s or its Representatives’ standard computer back-up devices (which copies the Receiving Party agrees shall only be accessed by legal and information technology personnel in the ordinary course of their duties, or as otherwise required by applicable law).

8.	NO LICENSE

Nothing in this Agreement is intended to grant any rights to either Party under any patent, copyright, trademark or other intellectual property right of the other Party, nor shall this Agreement grant any Party any rights in or to the Confidential Information of the other Party except as expressly set forth herein.

9.	TERM

This Agreement shall become effective on the Effective Date. The Parties’ confidentiality and non-use obligations of the Confidential Information under this Agreement shall continue until two (2) years after the execution of this Agreement.

10.	REMEDIES

Each Party agrees that any anticipated, threatened or actual violation of this Agreement may cause irreparable injury to the other Party, entitling the other Party to seek injunctive relief in addition to all legal remedies.

11.	SECURITIES LAWS AND PURCHASES OF SECURITIES

ZS Pharma and Counterparty are each publicly traded companies. Each Party hereby acknowledges that (i) the trading in securities of such publicly traded companies are subject to applicable securities legislation; (ii) as a result of the disclosure of the Confidential Information of the other Party hereunder, it may possess material, nonpublic information of such other Party; and (iii) any trading by it in the securities of the other Party while in possession of such material, non-public information may entail the violation by it of applicable securities and other legislation and is prohibited.

In addition, Counterparty further agrees that, for a period of one (1) year from the date of this Agreement, neither Counterparty nor any of its Affiliates, will, unless invited by the Board of Directors of ZS Pharma in writing: (a) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of ZS Pharma or any subsidiary thereof, or any assets of ZS Pharma or any subsidiary thereof; (b) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in, directly or indirectly, any acquisition transaction or other business combination relating to all or part of ZS Pharma or its subsidiaries or any acquisition transaction for all or part of the assets of ZS Pharma or any subsidiary of ZS Pharma; (c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of ZS Pharma; (d) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of ZS Pharma or any of its subsidiaries; (e) seek or propose, alone or in concert with others, to influence or control ZS Pharma’s management or policies; (f) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person or entity with respect to any of the foregoing; or (g) disclose any intention, plan or arrangement inconsistent with the foregoing, or otherwise take any action that would reasonably be expected to require ZS Pharma to make a public announcement regarding any of the foregoing; provided that, for the avoidance of doubt, this paragraph shall not prohibit (i) confidential communications that would not reasonably be expected to require ZS Pharma to make a public disclosure regarding any of the foregoing or (ii) (A) any passive investment in any securities of ZS Pharma representing not more than 5% of ZS Pharma’s outstanding voting securities by or on behalf of a pension or employee benefit plan or trust for Counterparty’s or any of its Affiliates’ present or former employees or (B) Counterparty or any of its Affiliates from acquiring any company or entity, or any interest or securities in any company or entity, in the case of this clause (B), only if acquiring an interest in ZS Pharma’s or any of its Affiliates’ securities or assets is not the principal reason for such acquisition. The provisions of this paragraph shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) enters into a definitive agreement to acquire (or publicly commences a tender or exchange offer to acquire that the ZS Pharma board of directors does not recommend against within 10 business days following commencement thereof), whether by purchase, license or otherwise, more than 50% of the outstanding voting securities of ZS Pharma or assets of ZS Pharma or its subsidiaries representing more than 50% of the consolidated earning power of ZS Pharma and its subsidiaries. For the avoidance of doubt, no provision of this Agreement (other than this paragraph) will restrict or prevent Counterparty from (x) using Confidential Information in connection with acquiring, or agreeing, proposing, seeking or offering to acquire, any securities or assets of ZS Pharma pursuant to a tender offer, exchange offer, merger or other business combination transaction, or in connection with any of the other actions described in this paragraph, or (y) publicly disclosing any Confidential Information and/or the history of discussions between the Parties or other facts relating thereto to the extent reasonably necessary to comply with United States securities law disclosure obligations or other applicable law, regulation or securities or securities exchange or listing rules.

12.	EMPLOYEE NONSOLICITATION

Counterparty agrees that, for a period of eighteen (18) months from the date of this Agreement, without the prior written consent of ZS Pharma, Counterparty will not, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of ZS Pharma): (i) any executive officer employed by ZS Pharma; or (ii) any other employee of ZS Pharma with whom Counterparty has first had contact or who (or whose performance) became known to Counterparty in connection with the process contemplated by this Agreement; provided, however, that this paragraph will not prohibit (i) general solicitations or employment of any such persons resulting from advertisements in periodicals (including newspapers and trade publications) or on the Internet, or recruitment efforts conducted by professional search firms, provided that Counterparty and its subsidiaries have not, directly or indirectly, directed such solicitations, advertisements or recruitment efforts at any such persons.

13.	COUNTERPARTY CONSENT AND CONFLICT WAIVER

This Agreement constitutes notice to Counterparty that ZS Pharma has engaged Simpson Thacher & Bartlett LLP (“ST&B”) as its legal counsel in connection with the Purpose, and Counterparty hereby (i) consents to the continued representation of ZS Pharma by ST&B in connection with the Purpose (other than in respect of a litigation, arbitration or other proceeding that is adverse to Counterparty and/or any of Counterparty’s Affiliates or Representatives) notwithstanding the fact that ST&B may have represented, and may currently or in the future represent, Counterparty and/or any of Counterparty’s Affiliates or Representatives with respect to unrelated matters and (ii) waives any actual or alleged conflict that may arise from ST&B’s representation of ZS Pharma in connection with the Purpose (other than in respect of a litigation, arbitration or other proceeding that is adverse to Counterparty and/or any of Counterparty’s Affiliates or Representatives).

14.	MISCELLANEOUS

This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and assigns.

Neither this Agreement nor any rights or obligations under this Agreement are assignable by either Party without the prior written approval of the other Party.

This Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles that would result in the application of the laws of another jurisdiction.

Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court), and each of the Parties hereby irrevocably consents to the jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

This document contains the entire agreement between the Parties with respect to the subject matter hereof, and neither Party shall have any obligation, express or implied by law, except as set forth herein.

Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision.

This Agreement may not be amended, nor any obligation waived, except by a writing signed by both Parties hereto.

The provisions of this Agreement shall be several. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deleted and, if possible, replaced by a provision which achieves the original intent of the Parties.

15.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

ASTRAZENECA PHARMACEUTICALS LP		ZS PHARMA, INC.

By:	/s/ Stephen F. Mohr	By:	/s/ Mark Asbury
Name:	Stephen F. Mohr	Name:	Mark Asbury
Title:	US General Counsel	Title:	Chief Legal Officer
Date:	September 23, 2015	Date:	September 23, 2015